Exhibit 10.38

[AIZ Letterhead]

September 16, 2010

Mr. Alan Colberg

8 West 19th Street

8th Floor

New York, NY 10011

Dear Alan:

We are pleased to confirm the terms of your employment with Assurant, Inc. (the “Company”). As of March 28, 2011, your employment with the Company will commence on the terms and conditions set forth below.

1. Duties. You will serve as Executive Vice President, Marketing and Business Development of the Company, based in our New York City office. In this position you will report to Robert Pollock, President and Chief Executive Officer of Assurant, Inc., and you will become a member of the Company’s Management Committee.

2. Compensation. We will recommend to the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) that you be provided with compensation for 2011 commensurate with the standard compensation package provided to other members of the Company’s Management Committee, including an annualized base salary of no less than $500,000 and a target annual incentive award opportunity for 2011 of no less than 90% of your annual base salary. Actual annual incentive payments are determined based upon Company results and are not guaranteed. We will also recommend that you be provided with a long-term equity incentive award for 2011 having a target value on the grant date equal to no less than 175% of your annual base salary. Long-term equity incentive awards are granted pursuant to the Amended and Restated Assurant, Inc. Long-Term Equity Incentive Plan (“ALTEIP”), typically in the March Compensation Committee meeting for the award cycle that begins that year. Should the Compensation Committee approve a long-term incentive award having a grant date prior to the date on which you commence employment, you understand and agree that, should you fail to commence your employment with the Company by the close of business on April 28, 2011, any such award will automatically terminate and be cancelled, and you will forfeit such award without payment therefor.

4. Other Benefits. We will recommend to the Compensation Committee that you be provided with a Change of Control Employment Agreement containing a 3 times multiple, substantially in the form of the agreement that has been provided to you for review. We will also recommend your participation in the Assurant Supplemental Executive Retirement Plan, such participation to be effective as of July 1, 2011. As a senior executive your benefits will also include executive 401(k), pension, and long term disability plans.

Based upon your level, you are eligible for 24 PTO (paid time off) days, which are a combination of sick and vacation days, per year.

5. Sign-On Payment. To induce you to accept employment under the terms and conditions of this offer letter, and to replace certain compensation and other benefits that you will forfeit upon acceptance of employment with the Company, subject to, and within 30 days after, commencement of your employment with the Company, and in no event later than March 15, 2012, you will receive a cash payment of $7,500,000 (the “Sign-On Payment”), less any and all income and employment taxes required to be withheld, subject to your continuous employment through the date of such payment. The Sign-On Payment will be subject to the following terms and conditions:

(i)	In the event of a voluntary termination of your employment, or a termination of your employment by the Company for “Cause,” as defined in the ALTEIP (each, a “Clawback Termination”), in either case on or prior to the first anniversary of the date of your commencement of employment with the Company the (“Commencement Date”), you will pay to the Company, in cash within 30 days of the date of termination of your employment (the “Termination Date”), an amount equal to the full after-tax value of the Sign-On Payment, determined based on your marginal tax rate in effect on the Termination Date.

(ii)

In the event of a Clawback Termination after the first anniversary of the Commencement Date and on or prior to the third anniversary of the Commencement Date, you will pay to the Company, in cash within 30 days of the Termination Date, an amount equal to the product of (x) the full after tax value of the Sign-On Payment, determined based on your marginal tax rate in effect on the Termination Date and (y) a fraction, the numerator of which equals (A) 36 minus (B) the number of months of your employment with the Company, rounded to the nearest half-month, and the denominator of which equals 36.

As with all our employees, your employment will be on an at-will basis and the terms thereof will be subject to applicable Company policies, which may be changed by management. Employment is contingent upon proof of employment eligibility under the Immigration Reform and Control Act of 1986. Please bring identification with you on your first day to substantiate your eligibility to work in the United States (and complete the employment eligibility verification form).

You hereby acknowledge and agree that this offer of employment supersedes and replaces any prior offer of employment provided to you by the Company, either orally or in writing or by any other means, and that this letter, if executed by you, shall constitute the sole understanding between you and the Company regarding your employment with the Company.

If the foregoing accurately sets forth the terms of your employment with the Company, please so indicate by signing below and returning one signed copy of this letter agreement to me by 5:00 p.m., Eastern Daylight Time on October 31, 2010 (the “Execution Time”). This offer of employment shall remain outstanding until the Execution Time, provided that the Company retains the right to rescind this offer of employment in the event that it becomes aware (i) that you have disclosed the existence, or the terms, of this offer to anyone other than your current employer, immediate family members or your legal or financial advisors or (ii) of circumstances which, if you were employed by the Company, would constitute the basis for a termination of your employment by the Company for Cause. If we have not received a signed copy of this offer letter by the Execution Time, this offer of employment, and this offer letter, and all other terms and conditions outlined shall automatically lapse, terminate and be of no further effect.

Sincerely,

/s/ Robert Pollock
Robert Pollock
President and Chief Executive Officer Assurant, Inc.

Agreed to and Accepted by:

/s/ Alan Colberg	October 11, 2010
Alan Colberg	Date